                                                                                                          Exhibit 11.1

                              CYANOTECH CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                Fiscal years ended March 31, 1999, 1998 and 1997


                                                                1999                  1998                 1997
                                                         ------------------    ------------------    -----------------
BASIC EARNINGS (LOSS) PER SHARE
Net income (loss)                                          $    (2,557,000)     $       (300,000)     $     4,159,000
Requirement for Preferred Stock dividends                         (238,000)             (289,000)            (294,000)
                                                         ------------------    ------------------    -----------------
Net income (loss) available to Common stockholders         $    (2,795,000)     $       (589,000)     $     3,865,000
                                                         ==================    ==================    =================

Weighted average Common Shares outstanding                      13,602,000            12,909,000           12,583,000
                                                         ==================    ==================    =================

Net income (loss) per Common Share                         $         (0.21)     $          (0.05)     $         (0.31)
                                                         ==================    ==================    =================

DILUTED EARNINGS (LOSS) PER SHARE
Net income (loss) available to Common stockholders         $    (2,795,000)     $       (589,000)     $     3,865,000
Requirement for Preferred Stock dividends                               --                    --              294,000
                                                         ------------------    ------------------    -----------------
Net income (loss) available to Common stockholders,
  as adjusted                                              $    (2,795,000)     $       (589,000)     $     4,159,000
                                                         ==================    ==================    =================

Weighted average Common Shares outstanding                      13,602,000            12,909,000           12,583,000
Effect of dilutive securities
     Stock Options and Warrants                                         --                    --              340,000
     Convertible Preferred Stock                                        --                    --            3,675,000
                                                         ------------------    ------------------    -----------------
Weighted average Common Shares outstanding, as
adjusted                                                        13,602,000            12,909,000           16,598,000
                                                         ==================    ==================    =================

Net income (loss) per Common Share (1)                     $         (0.21)     $          (0.05)    $           0.25
                                                         ==================    ==================    =================

(1) For the years ended March 31, 1999 and March 31, 1998, warrants and options to purchase Common Stock shares of the Company and convertible preferred stock were outstanding, but were not included in the 1999 and 1998 computation of Diluted net loss per common share because the inclusion of these securities would have had an antidilutive effect on the net loss per common share.